Exhibit 99.1

TOREADOR RESOURCES AND PETROL OFISI REACH REVISED AGREEMENT ON SALE OF BLACK SEA ASSETS OFFSHORE TURKEY

Dallas, TX (February 3, 2009) – Toreador Resources Corporation (“Toreador”) (NASDAQ: TRGL) announced today that it has agreed to revised terms for the sale to Petrol Ofisi of a 26.75% interest in the South Akcakoca Sub-Basin project and associated licenses (“SASB”) located in the Black Sea offshore Turkey in the amount of US $55 million. Following the closing, which is expected before the end of March 2009, Toreador will retain a 10% interest in the SASB.

Mr. Craig McKenzie, interim CEO of Toreador, said, “As we will lay out in more detail in the coming weeks, we are taking actions to recapitalize the company in the very near-term and focus our operations on our core areas of France and Hungary. We are pressing forward in Turkey where the revised agreement with Petrol Ofisi and pending closing of that deal will be an important milestone in the restructuring of the corporation for the improved benefit of our shareholders.”

The assignment of interest has already been approved by the Ministry of Energy and Natural Resources of Turkey, and Toreador is currently seeking a waiver of pre-emptive rights held by its partners in the SASB.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey and Hungary. The company’s website, www.toreador.net, provides more information about Toreador.

TRGL – Revised Terms for SASB Sale	Page 2 of 2

Forward Looking Statements – Except for the historical information contained herein, the matters set forth in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, whether the transaction to sell a 26.75% interest in the South-Akcakoca Sub-Basin is completed on the revised terms. Toreador undertakes no obligation to publicly update or revise any forward looking-statements, whether as a result of new information, future events or otherwise.

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Contact:

Toreador Resources:

Arnie McFalls - Controller

(214) 559-3933